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                                                                      EXHIBIT 11
                             THE PIONEER GROUP, INC.
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                          COMPUTATION OF EARNINGS PER SHARE (UNAUDITED)
                         (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)





COMPUTATION FOR CONSOLIDATED
STATEMENT OF INCOME                                              THREE MONTHS ENDED MARCH 31,
- -------------------                                              ----------------------------


                                                                     1996                  1995
                                                                     ----                  ----

NET INCOME (1)                                                   $     5,114           $     5,797
                                                                 ===========           ===========

SHARES
            Weighted average number of
            common shares outstanding                             24,924,000            24,790,000


            Dilutive effect of stock options and restricted stock
            proceeds as common stock equivalents computed under
            the treasury stock method using the average price
            during the period                                        515,000               419,000

WEIGHTED AVERAGE NUMBER OF SHARES
            outstanding as adjusted (1)                           25,439,000            25,209,000
                                                                 ===========           ===========


EARNINGS PER SHARE (1)                                           $      0.20           $      0.23
                                                                 ===========           ===========





(1) These amounts agree with the related amounts in the Consolidated Statement of Income.
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